EXHIBIT 99.1

         PC Connection Subsidiary Wins GSA Schedule Approval;
     Key Contract Expands Ability of GovConnection, Inc., to Serve
                           Federal Agencies

    MERRIMACK, N.H.--(BUSINESS WIRE)--Aug. 18, 2004--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and solutions, has announced that its GovConnection subsidiary has been awarded authorization to sell to U.S. federal government agencies under the General Services Administration (GSA) schedule. The GSA schedule, a key federal government procurement vehicle, enables GovConnection to more efficiently market products and services to a wide variety of U.S. government agencies.
    "With our new GSA schedule and recently improved systems, our Account Managers and support staff at GovConnection are now better equipped than ever to meet the specialized IT needs of federal government customers," said Jay Lambke, President of GovConnection, Inc. "The timing of this award, which comes during the most active time of the year for federal government technology procurement, means our customers have another easy way to buy our products, which include some of the industry's leading server and enterprise storage offerings."
    Patricia Gallup, Chairman and CEO of PC Connection, Inc., added, "We strongly believe that GovConnection is better prepared than ever to serve the complex and changing IT needs of our federal government customers."

    About PC Connection, Inc.

    PC Connection, Inc., a Fortune 1000 company, operates three sales subsidiaries, PC Connection Sales Corporation of Merrimack, NH, GovConnection, Inc. of Rockville, MD, and MoreDirect, Inc. of Boca Raton, FL. PC Connection Sales Corporation (1-800-800-5555) is a rapid-response provider of information technology (IT) products and solutions offering more than 100,000 brand-name products to businesses through its staff of technically trained sales account managers and catalog telesales representatives, catalogs and publications, and its web site at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com. GovConnection, Inc. (1-800-800-0019) is a rapid-response provider of IT products and solutions to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs and publications, and online at www.govconnection.com. MoreDirect, Inc. (www.moredirect.com) provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. All three subsidiaries can deliver custom-configured computer systems overnight.

    CONTACT: PC Connection, Inc.
             David Beffa-Negrini, 603-683-2167